Registration Statement No. 333-33165

Registration Statement No. 333-122502

Registration Statement No. 333-149069

Registration Statement No. 333-163808

Registration Statement No. 333-175775

Registration Statement No. 333-185449

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-33165

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-122502

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-149069

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-163808

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175775

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-185449

HUTCHINSON TECHNOLOGY INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Minnesota	41-0901840
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

40 West Highland Park Drive NE, Hutchinson, Minnesota 55350

(Address of Principal Executive Offices) (Zip Code)

Hutchinson Technology Incorporated 1996 Incentive Plan

Amended and Restated Hutchinson Technology Incorporated 1996 Incentive Plan

Hutchinson Technology Incorporated 1996 Incentive Plan (As Amended and Restated January 30, 2008)

Hutchinson Technology Incorporated Non-Employee Directors Equity Plan

Hutchinson Technology Incorporated 2011 Equity Incentive Plan

Hutchinson Technology Incorporated Non-Employee Directors Equity Plan (As Amended January 25, 2012)

(Full titles of the plans)

Mr. David P. Radloff

Vice President and Chief Financial Officer

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, Minnesota 19454

(320) 587-1864

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas E. Gaynor, Esq.

Nixon Peabody LLP

One Embarcadero Center

Suite 1800

San Francisco, California 94111

(415) 984-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Hutchinson Technology Incorporated (the “Registrant”) is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities originally registered by the Registrant pursuant to such Registration Statements that remain unsold under such Registration Statements:

(1)	Registration Statement No. 333-33165, filed with the Securities and Exchange Commission (the “Commission”) on August 8, 1997, registering the offer and sale of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Hutchinson Technology Incorporated 1996 Incentive Plan;

(2)	Registration Statement No. 333-122502, filed with the Commission on February 3, 2005, registering the offer and sale of additional shares of the Registrant’s Common Stock, issuable pursuant to the Amended and Restated Hutchinson Technology Incorporated 1996 Incentive Plan;

(3)	Registration Statement No. 333-149069, filed with the Commission on February 5, 2008, registering the offer and sale of additional shares of the Registrant’s Common Stock, issuable pursuant to the Hutchinson Technology Incorporated 1996 Incentive Plan (As Amended and Restated January 30, 2008), as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-149069, filed with the Commission on July 25, 2011, deregistering certain securities originally registered by the Registrant;

(4)	Registration Statement No. 333-163808, filed with the Commission on December 17, 2009, registering the offer and sale of the Registrant’s Common Stock, issuable pursuant to the Hutchinson Technology Incorporated Non-Employee Directors Equity Plan;

(5)	Registration Statement No. 333-175775, filed with the Commission on July 25, 2011, registering the offer and sale of the Registrant’s Common Stock, issuable pursuant to the Hutchinson Technology Incorporated 2011 Equity Incentive Plan; and

(6)	Registration Statement No. 333-185449, filed with the Commission on December 13, 2012, registering the offer and sale of additional shares of the Registrant’s Common Stock, issuable pursuant to the Hutchinson Technology Incorporated Non-Employee Directors Equity Plan (As Amended January 25, 2012).

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 1, 2015, by and among the Registrant, Headway Technologies, Inc., a California corporation (“Parent”), and Hydra Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Registrant on October 5, 2016 (the “Merger”), and the Registrant continues as the surviving corporation.

At the effective time of the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, each share of the Company’s Common Stock, par value $0.01, issued and outstanding immediately prior to such time was automatically canceled and converted into the right to receive $4.00 in cash, without interest. As a result of the Merger, the Registrant became a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the above referenced Registration Statements. The Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hutchinson, in the State of Minnesota, on October 5, 2016.

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ David P. Radloff
Name: David P. Radloff
Title: Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.